Exhibit 23.2

CONSENT OF INDEPENDENT
CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated July 19, 2011 related to the financial statements of AllDigital, Inc. as of, and for the periods ended, December 31, 2010 and December 31, 2009, which appears in the Amendment No. 1 to Current Report on Form 8-K/A, File No. 333-141676, filed with the Commission on August 29, 2011, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ Rose, Snyder & Jacobs,

A corporation of Certified Public Accountants

Encino, California

February 2, 2012